Exhibit 99.1
As previously disclosed, the registrant’s energy affiliate, Hallwood Energy, L.P., is currently seeking additional capital from external sources. The following is supplemental information provided to third parties. In this Exhibit 99.1, “Hallwood” refers to Hallwood Energy, L.P. All descriptions of and information concerning Hallwood’s assets in this document are provided on a pro forma basis, net to Hallwood’s interest, assuming that Talisman Energy, Inc. elects to exercise its rights to acquire 33.33% of Hallwood’s assets pursuant to the transaction described below.
Asset Overview
Arkansas — Hallwood has delineated its acreage and identified 16,300 net acres of Fayetteville shale in Arkansas. Hallwood expects to operate 40% of this acreage and will have two rigs running in the area which are expected to drill 12 wells in the remainder of 2008. Chesapeake, Southwestern and XTO are expected to operate the rest of the Fayetteville acreage and are expected to drill 21 wells on this acreage in 2008. Hallwood also holds 166,000 net acres of conventional acreage in Arkansas.
West Texas — Hallwood holds more than 11,600 net acres in West Texas. The majority of the acreage is operated by Chesapeake, which holds a 60% working interest in all of the shale gas areas in West Texas. Chesapeake currently has four rigs in the area which are expected to drill 10 wells on Hallwood’s acreage in 2008. However, Hallwood has taken advantage of the operating agreement and has proposed a 2 rig program that will allow it to earn a 100% interest in the Screwbean area if Chesapeake continues to decline to participate.
Reserves and Production
Hallwood’s independent engineers estimate that 642 bcf of the gas in place is currently recoverable. These contingent resources are expected to move rapidly to proven and probable reserves as the first ‘keeper’ wells are drilled across the acreage. In addition these wells are expected to result in 16 mmcfd risked net production in 2009 (30 mmcfd unrisked).
To deliver its asset development plans, Hallwood needs 4 additional mid range (600-850HP) rigs in Arkansas and 4 additional high end (2000HP) rigs in West Texas. While the mid range rigs are widely available, the high end rig market is looking increasingly tight.
Background and Strategy
Hallwood Energy, L.P. was created at the end of 2005 to consolidate all of the assets in Texas, South Louisiana, and Central Eastern Arkansas previously held in three separate Hallwood entities. To date Hallwood has invested a total of $436 million developing the lease portfolio, acquiring seismic data, and drilling and completing wells.

Capex to date type	Funding to date by source

Hallwood has completed two major farm-out deals that highlight industry’s interest in these assets:

Chesapeake — $40 million for a 60% interest in West Texas
Chesapeake is the third largest gas company in the US and is currently the most active driller in the US with 149 operated rigs.
Chesapeake acquired a 60% interest in the West Texas acreage for $40 million in 2006, equivalent to $1500/acre. The operating agreement gives Hallwood protection in three ways:
•	Unless otherwise agreed, Chesapeake cannot have more than 10 AFE’s (Authorisations for Expenditures) active in Hallwood acreage at any one time. This is designed to stop Chesapeake drilling Hallwood out of the acreage.
•	Hallwood can propose wells to Chesapeake. If Chesapeake declines to participate then Hallwood can sole risk the well to gain a 100% ownership in the section (640 acres).
•	If a lease is due to expire, Hallwood can force Chesapeake to drill a well to hold the licence.
Hallwood has used the operating agreement to propose a 2 rig program in the Screwbean area. Chesapeake is currently choosing not to participate in this program.
Talisman — $125 million for a 33% interest in all assets
Hallwood has entered into an agreement for the sale and farmout to a subsidiary of Talisman Energy, Inc. of an undivided interest in up to 33.33% of Hallwood’s interest in substantially all its assets for a series of payments of up to $125 million, and has entered into an agreement to provide consulting services to the purchaser for one year.
Under the sale and farmout agreement, the purchaser has advanced $60 million cash at the signing of the agreement to be applied to substantially all the capital and operating costs anticipated to be incurred by Hallwood Energy through September 30, 2008. As a result of this payment, Hallwood Energy is assigning to the purchaser an undivided 10% of Hallwood Energy’s interest in substantially all of Hallwood Energy’s oil and gas assets. In addition, the purchaser will earn an additional undivided 23.33% of Hallwood Energy’s interest in all of its oil and gas properties on which the $60 million is spent. The purchaser also has the option to pay up to an additional $65 million and in return for any additional payments to receive up to a cumulative undivided 33.33% of Hallwood Energy’s interest in substantially all of its oil and gas properties.
Financing
The company has raised $286 million of equity financing which has funded the development of Hallwood to date. Management currently owns 29% of the equity of the company.
Hallwood has also raised $115 million of debt from one of the equity investors in Hallwood, and $34 million of convertible debt.
Hallwood’s Fraccing Credentials
Hallwood has a demonstrable track record of improving well performance in the Barnett Shale in the Newark East Field in Johnson County. This performance allowed Hallwood to sell the Johnson County acreage for $17,000/acre after acquiring it at $300/acre.
Asset Review
Hallwood has shale gas acreage in the Delaware Basin area in Texas and the Fayetteville shale area in Arkansas as well as conventional acreage in Eastern Arkansas and the Lapice Salt Dome in Louisiana.

Summary of assets

		Average
	Net	Interest
Location	Acreage	(%)	Operator	Comment

Fayetteville — Arkansas	16,300	17	Hallwood, Chesapeake Southwestern, XTO	30 wells planned in ‘08

Delaware Basin — West Texas	11,600	27	Chesapeake	12 wells planned in ‘08
Arkansas — Conventional acreage	250,000	17	Chesapeake	4 carried wells expected in ‘08
Lapice Salt Dome — Louisiana	15,400	66	Hallwood	Expecting to drill 1 well in ‘08
Fayetteville Shale, Arkansas
Hallwood holds 16,300 net acres in the core Fayetteville Shale areas in Arkansas. Hallwood expects to operate 40% of this acreage, with the remainder expected to be operated by Chesapeake, Southwestern Energy and XTO. Hallwood’s independent engineers estimate the total net gas in place in Arkansas to be 1.7tcf.
Fayetteville Basin Area Leases
Reserve Estimates
Hallwood’s independent engineers estimate P50 net contingent resources to Hallwood acreage in the Fayetteville area to be 306 bcf. This assumes that wells are drilled at an 80 acre spacing with a recovery of 2.1bcf/well.

Fayetteville Reserves Estimates

		Net proven	Net P50 contingent
	Net	reserves	resources	Wells/
Location	Acreage	(bcf)	(Bcf)	acre

Hallwood operated	6,500	5.6	122	80
Non-operated	9,800		188	80

	16,300	5.6	306	80

Development plans
Hallwood currently expects to develop the Fayetteville acreage with horizontal wells at an 80 acre spacing. Hallwood expects to participate in 30 wells in ‘08, 66 wells in ’09, and 95 wells per year thereafter. Of these approximately 33% will be operated by Hallwood.
Risking
Hallwood believes that this area is not completely de-risked as part of this area lies outside of the industry accepted core Fayetteville shale gas area, and Hallwood has yet to demonstrate that commercial wells can be drilled on all of this acreage.
Hallwood expects this area to be derisked in 2008 as:
•	Hallwood has demonstrated that the shale may be productive in this area by mapping the Fayetteville with wells and 2D seismic data;
•	although the first wells did not produce at commercial rates, Hallwood completed them in the lower Fayetteville intervals, and has since obtained data on the successful wells which were completed in the upper Fayetteville intervals. Future wells will be completed in upper intervals using the same fraccing techniques as deployed in the commercial wells; and
•	approximately 25% of Hallwood’s net acreage is expected to be operated by Chesapeake which has just announced that it will double the number of active rigs in the Fayetteville by the end of 2008.
Delaware Basin, West
Hallwood holds 11,600 net acres in the core Delaware Basin shale area in West Texas. The area includes three principal target layers, the Lower Pennsylvanian, the Mississippian Barnett and the Early Mississippian/Late Devonian Woodford Shales. These shales are found at depths of 8,000 to 18,500 feet and have gross thicknesses of 800 to 1400 feet. Over 25 wells have penetrated the shales in this area, including six on Hallwood acreage giving a good understanding of the geology in the area.
Chesapeake
In 2006, Hallwood sold a 60% working interest to Chesapeake for $39.6 million. At this time, Chesapeake became operator of this acreage. Chesapeake is one of the largest and fastest growing US gas companies, focuses on unconventional gas and has developed substantial positions in all of the major shale gas areas.
Reserve Estimates
Hallwood’s independent engineers ascribe 4.5 tcf of net gas in place and 340 bcf of net P50 recoverable resources for Hallwood’s acreage in West Texas. Hallwood identifies the Barnett and Woodford as contingent resources as they have been extensively developed in the Fort Worth and Arkoma basins respectively and existing wells in close to Hallwood’s acreage have demonstrated the potential in the Delaware basin area.
West Texas Reserves Estimates

				Net P50
		Net gas in	Net proven	contingent
		place	reserves	resources	Recovery factor
Location	Net Acreage	(bcf)	(bcf)	(Bcf)	(%)

Block 56	4,096	1,377	3.7	111	8
Pelican Ranch	1,592	814		62	8
Southern	2,426	687	0.0	106	15
Screwbean	3,449	1,246	0.0	57	5
Total	11,563	4,125	3.7	336	8

An average recovery factor of 10% is equivalent to one well every 80 acres. Hallwood believes this to be conservative compared to other shale gas plays where operators are routinely recovering 20% of the gas in place by drilling wells at a spacing of 40 acres/well.
Development plans
Hallwood expects that 12 wells will be drilled on its acreage in 2008 and a further 22 wells in 2009. The development plan could change if it is demonstrated that horizontal wells are more economic in this area, which would reduce the drilling rate, while increasing the NPV per well.
Hallwood has also given Chesapeake Authorization For Expenditure requests for two wells on the Screwbean area that will be drilled by a Hallwood operated rig.
Well economics
The wells drilled on Hallwood’s acreage to date have been un-economic. However, Hallwood believes that drilling performance is improving rapidly.
Conventional Exploration, Arkansas
Hallwood also holds 250,000 acres in Arkansas that are not in the core Fayetteville Shale area. In this acreage more than 2000 ft of Pennsylvanian sand has been deposited on the Fayetteville shale in an area where the temperature has been high enough to cause all of the organic material to be converted to methane and expelled. These sands have the potential to be highly prospective, as demonstrated by Hallwood’s Dismang discovery that is expected to recover 3.8 bcf of gas and is currently producing at 6 mmcfd. Hallwood has identified 20 prospects in this acreage.
Lapice dome, Louisiana (100% interest, Hallwood operator)
Hallwood holds 15,382 acres in the Lapice dome area. Hallwood has drilled one gross well in this area at a total cost of $11 million in 2008. Management has continues to look for opportunities to farmout the rig until the contract expires in December 2008. Hallwood’s capital forecast for Louisiana is not material for the remainder of 2008.
Hallwood considers these prospects to be non-core assets. However, while these are high risk wells, they could be very productive if successful and management believes the five remaining prospects could contain up to 172bcfe unrisked prospective resources (37.3 bcfe risked).
Reserves
Hallwood estimates 10 bcf of 2P reserves as of June 1, 2008, however this is expected to increase rapidly as the initial wells are drilled across Hallwood’s acreage.
These wells are not exploration wells, and the results are expected to be fairly predictable as under the SPE guidelines each well in West Texas results in the identification of 9 proven drilling locations, 16 probable locations and 24 possible locations. These can be converted to reserves based on the performance of the well that is drilled. This means that by the end of 2009 Hallwood could have converted approximately 300 bcf of the resources to proven reserves on its assumptions.

Key assumptions

Year end December	2007	2008E	2009E	2010E

Risked production (mmcf/d)	2	7.4	16	31

	Net
	Interest	Gas	Oil	Total
Fields	(%)	bcf	mmbbls	mmboe

Texas (2P)	26	3	0	1
Arkansas (2P)	17	7	0	1
Total assets		10	0.0	2

Block 56	26	28	0	5
Pelican Ranch	26	31	0	5
Screwbean	67	3		0
Southern	26	16	0	3
Arkansas	17	202	0	34
As of June 15, 2008, Hallwood had a net debt position of approximately $100 million, comprised of approximately $49 million of cash and approximately $149 million of debt.
Financial Forecasts
Financing proceeds
Net financing proceeds are estimated to be $96 million. This will be used to finance the drilling of the initial wells in West Texas and Arkansas that will allow Hallwood to book proven reserves that will then be used to increase the borrowing base to fund the forward development plan. Management expects to use a portion of the proceeds to pay down part of the existing debt facility. There can be no assurance, however, that a financing will be completed on these terms or at all.
Debt
Hallwood currently has $115 million of mezzanine debt that matures in February 2010. The debt has a coupon of LIBOR +12.75% (currently 15.2%). Management expects to repay this in Q3 2009 and incur a make whole fee of $15 million while meeting the capital requirements of the existing plan by creating a borrowing base facility that is secured against proven reserves.
Hallwood also has $28.8 million and $5 million, respectively, of two series of convertible notes outstanding. Prior to a public offering, the convertible notes bear interest at a rate per annum of 16%. After a public offering, the convertible notes will bear interest at a rate per annum of 14%. In the case of an event of default after a public offering, the interest rate will increase to 16%. The convertible notes are currently convertible into Class C Partnership Interests and become convertible into other partnership interests or equity securities upon the occurrence of an acquisition or restructuring transaction.
Write-offs in 2007
At December 31, 2007, the unamortized cost of Hallwood’s United States oil and gas properties exceeded the full cost ceiling limitation by approximately $222 million. $111 million was due to lease costs and well costs associated with the non-productive acreage in Arkansas which have been written off and no further costs will be incurred in this acreage. $71 million was due to conventional exploration wells that have been drilled in Louisiana, Hallwood has farmed down its interest in this area to reduce exposure to the remaining 5 well program to $21 million. The remaining $40 million was due to non-productive wells that were drilled in West Texas and Arkansas.
This document contains forward-looking statements, including without limitation, statements containing the words “believe”, “anticipated”, “expect” and similar expressions. These forward looking statements are based on estimates and assumptions as of the date of this document that, although management believes to be reasonable, are inherently uncertain. Such forward-looking statements involve unknown risk, uncertainties and other factors which cause the actual results, financial condition, performance or achievement of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Prospective investors are cautioned not to place any undue reliance on such forward-looking statements. The Company disclaims any obligation to update such forward looking statements in this document to reflect future events or developments.